EXHIBIT 10.26

CONVERTIBLE NOTE AMENDMENT AGREEMENT

This CONVERTIBLE NOTE AMENDMENT AGREEMENT (this “Agreement”) is entered into as of April 17, 2023, by and between Envoy Medical Corporation, a Minnesota corporation (the “Company”) and the Person listed on the signature page hereto under the heading “Note Holder” (the “Note Holder”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, on the date hereof, Anzu Special Acquisition Corp I, a Delaware corporation (“Parent”), Envoy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “BCA”), pursuant to which Merger Sub shall be merged with and into the Company with the Company remaining as the surviving corporation (the “Merger”);

WHEREAS, the Note Holder is the holder of one or more Convertible Promissory Notes (each a “Company Convertible Note”) and, collectively, the “Company Convertible Notes”) set forth opposite the Note Holder’s name on Exhibit A;

WHEREAS, the Company and the Note Holder desire to amend the Company Convertible Notes to provide for automatic conversion of the Company Convertible Notes immediately prior to the Effective Time;

WHEREAS, the board of directors of the Company believes that it is in the best interests of the Company for Note Holder to amend the Company Convertible Notes; and

WHEREAS, as a condition to its willingness to enter into, and to consummate the Transactions, Parent and Merger Sub have required that the Note Holder enter into this Agreement.

NOW, THEREFORE, to induce and in consideration for Parent and Merger Sub to enter into and to consummate the Transactions, and in consideration of the premises, representations, warranties, agreements and covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.Representations and Warranties of the Note Holder.  The Note Holder hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

(a)Ownership.  The Company has issued to the Note Holder the Convertible Notes set forth on Exhibit A hereto.  The Note Holder does not own or hold, directly or indirectly, any other Company Convertible Notes.  The Company Convertible Notes, and any interest therein, have not been sold, assigned, endorsed, transferred, pledged, pawned, hypothecated, deposited under any agreement or disposed of in any manner by the Note Holder.  The Note Holder acknowledges that the date of issuance, principal amount, accrued and unpaid interest (as of the date hereof) and conversion price set forth on Exhibit A hereto as being held by the Note Holder are true, accurate and complete.

(b)Authority and Enforceability; No Conflicts.

(i)The Note Holder has full power or capacity and authority to execute this Agreement and the other Transaction Documents to which the Note Holder is (or will be) a party and to perform the Note Holder’s obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by the Note Holder and, assuming the due authorization, execution and delivery by the Company, this Agreement is the legal, valid and binding obligation of the Note Holder, enforceable against the Note Holder in accordance with its terms, and each of the other Transaction Documents to which the Note Holder is (or will be) a party, when executed by the Note Holder, and assuming the due authorization, execution and delivery by each of the other parties thereto other than the Note Holder, will be the valid and binding obligation of the Note Holder, enforceable against the Note Holder in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

(ii)The execution, delivery and performance by the Note Holder of this Agreement and, as applicable, the other Transaction Documents to which the Note Holder is (or will be) a party and the consummation by the Note Holder of the Transactions do not and will not (A) violate (with or without the giving of notice or lapse of time or both) any applicable Law applicable to the Note Holder, (B) require any consent, release, waiver, approval or authorization of, declaration, filing or registration with, or notice to, any Person applicable to the Note Holder, or (C) result in the creation of any Lien on any Company Convertible Notes.

(iii)The Note Holder has reviewed his, her or its obligations under this Agreement, including the amendment of his, her or its Company Convertible Notes under Section 2 and the release of the Released Claims pursuant to Section 3.

(c)Tax Matters.  The Note Holder has had an opportunity to review with his, her or its own Tax advisors the Tax consequences to him, her or it of the Transactions, this Agreement, and any other Transaction Documents to which the Note Holder is (or will be) a party.  The Note Holder understands that the Note Holder must rely solely upon his, her or its advisors and not on any statements or representations made by the Company, Parent or any of their respective agents, representatives or Affiliates.  The Note Holder understands that the Note Holder (and not Parent, Merger Sub, the Company or the Surviving Corporation) shall be responsible for his, her or its own Taxes that may arise as a result of the Transactions, this Agreement and any other Transaction Document to which the Note Holder is (or will be) a party.

(d)Legal Advice.  The Note Holder acknowledges that (a) the Note Holder has read this Agreement in its entirety, understands it, and agrees to be bound by its terms and conditions, and has been granted the opportunity to ask questions of, and to receive answers from the Note Holder’s legal counsel concerning the terms and conditions of this Agreement, (b) the Note Holder has been advised to seek independent legal advice and has received such advice or has, without undue influence, elected to waive the benefit of any such advice, and (c) the Note Holder is entering into this Agreement voluntarily.

(e)Brokers or Finders.  The Note Holder does not and will not have, directly or indirectly, any debts, liabilities, Taxes, penalties, expenses and obligations of any nature whatsoever, for brokers’ or finders’ fees, commissions or any similar charges in connection with the origin, negotiation or execution of this Agreement or in connection with any of the Transactions.

(f)BCA. The Note Holder understands and acknowledges that the Company, Parent and Merger Sub are entering into the BCA and consummating the Transactions in reliance upon the Note Holder’s execution and delivery of this Agreement.

2.Amendment.  Section4 of the Company Convertible Notes is hereby amended by inserting the following section at the end of Section 4:

Mandatory Conversion. Notwithstanding anything to the contrary in this Note, immediately prior to the consummation of the SPAC Transaction, this Note (whether or not then exercisable) shall automatically, and without any further action by any Person, be converted in full and the Investor shall receive a number of shares of common stock of the Company determined based on the formula set forth in Section 4.1 above.  The Company shall determine and withhold the amount of any withholding or other federal, state or local taxes, including, but not limited to, income or excise taxes, required to be withheld upon payment of the amounts determined herein.

Upon conversion of this Note pursuant hereto, all of Investor’s rights with respect to this Note, and any agreement relating hereto, shall terminate in full. For purposes of this Section, the “SPAC Transaction” shall mean the merger of Envoy Merger Sub, Inc. with and into the

Company pursuant to that certain Business Combination Agreement, dated as of April 17, 2023, by and among Parent, Merger Sub and the Company.

3.Release of Claims.

(a)The Note Holder, on his, her or its behalf and, if and only to the extent permitted under applicable Law, on behalf of any of the Note Holder’s heirs, successors in interest or assigns, and all other Persons that might allege a claim, demand, complaint, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal, civil, criminal or administrative) (each, a “Claim”) through the Note Holder or on his, her or its behalf, hereby knowingly, fully, unconditionally and irrevocably (i) acknowledges and agrees that he, she or it has no rights or entitlements with respect to any Company Convertible Notes except as set forth on Exhibit A hereto, (ii) acknowledges and agrees that such Note Holder has no current or potential right, title, license, claim, or unassigned personal interest of any kind to any Company-Owned IP, and (iii) releases, effective as of immediately prior to the Effective Time, any and all Claims (whether held directly, derivatively, or otherwise) that the Note Holder has or may have against the Company or any present or former director, officer, manager, employee or agent of the Company, in such Person’s capacity as such, whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing relating to the Company, including with respect to the Company Capital Stock, Company Convertible Notes, or any other equity interests in the Company and/or any rights or interests therein (collectively, the “Released Claims”).  The Note Holder, on his, her or its behalf and, if and only to the extent permitted under applicable Law, on behalf of the Note Holder’s successors in interest or assigns and all Persons that might allege a Claim through the Note Holder or on the Note Holder’s behalf, hereby knowingly, fully, unconditionally and irrevocably waives any Claim or right of recourse he, she or it may have against the Company with respect to the Company’s breach of any of the representations and warranties set forth in Article IV of the BCA and the covenants of the Company set forth in Article VI of the BCA.  Notwithstanding the foregoing, nothing in this Section 3 will be deemed to constitute release (i) by the Note Holder of any of his, her or its rights under this Agreement or any other Transaction Document to which it is a party or (ii) to the extent the Note Holder is a director, officer, employee, agent, consultant or independent contractor of the Company, by the Note Holder of any right of the Note Holder to receive accrued but unpaid wages, salary, compensation, bonuses, accrued vacation and any other accrued but unpaid compensation and/or benefits (other than any equity-based compensation) owed to the Note Holder in his, her or its capacity as a service provider or any employment rights that cannot be waived as a matter of applicable Law.

(b)Contingent upon, and effective immediately prior to, the Effective Time, the Note Holder hereby unconditionally and irrevocably releases, discharges and waives any and all of his, her or its rights under the certificate of incorporation and bylaws of the Company and the Company Convertible Notes (in each case, in the form in force at the date of execution of this Agreement or at any prior or subsequent time) where the exercise of any such right would in any way prevent, conflict with, hinder, or be inconsistent with the execution and performance of this Agreement or the consummation of the Merger or any of the other Transactions.

(c)The Note Holder agrees to irrevocably waive and not to exercise any rights of appraisal or any dissenters’ rights that the Note Holder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger or the Transactions.

4.Confidentiality.  At all times on and after the date hereof, the Note Holder shall not, and shall cause his, her, or its Representatives not to, make any statements to any third party with respect to this Agreement, the BCA, or the Transactions, or disclose to any third party any confidential information of the Company or Parent. This Section 4 shall not restrict disclosures by the Note Holder to his, her or its legal and financial advisors (so long as the same are obligated to maintain the confidentiality of the information provided).  To the extent such disclosures are required by applicable Law, the Note Holder shall, to the extent permitted by applicable Law, provide Parent with prior written notice thereof so that Parent may seek a protective order or other appropriate relief.

5.Restrictions on Company Capital Stock or Company Convertible Notes.  During the term of this Agreement, the Note Holder agrees not to sell, assign, transfer, pledge, encumber, exercise, convert or otherwise dispose of any of his, her or its Company Capital Stock or Company Convertible Notes.

6.Further Actions.  Each of the parties hereto shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement, the BCA or any other Transaction Document to which the parties are signatories as may be requested by the other parties hereto or thereto.

7.Assignment; Parties in Interest.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement, may be assigned by operation of law or otherwise by the Note Holder, and any such assignment shall be null and void, without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the BCA in accordance with its terms and (ii) the mutual written consent of all of the parties hereto.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 8 shall relieve any party from any liability for breach of this Agreement.

9.General Provisions.

(a)Expenses.  Subject to the terms of the BCA, whether or not the Merger is consummated, each party shall pay its own fees, costs and expenses in connection with this Agreement.

(b)Amendments.  This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by the parties hereto.

(c)Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) (i) if to the Note Holder, to the address listed on the signature page hereto and (ii) if to the Company, to the following addresses:

Envoy Medical Corporation

4875 White Bear Parkway

White Bear Lake, Minnesota 55110

Attention: Brent Lucas

Email: [****]

If prior to the Effective Time, with a copy (which will not

constitute notice) to:

Fredrikson & Byron, P.A.

200 South Sixth Street; #4000

Minneapolis, MN 55402

Attention: Melodie Rose; Chris Melsha, Andrew Nick

Email: [****]

If after the Effective Time, with a copy (which will not

constitute notice) to:

Morrison & Foerster LLP

2100 L St NW, Suite 900

Washington, DC 20037

Attention: Mitchell Presser; David Slotkin; Aly El

Hamamsy

Email: [****]

(d)Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(f)Entire Agreement; Assignment.  This Agreement, together with the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

(g)Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h)WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(H).

(i)Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in accordance with the provisions of Section 9(g) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(j)Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties below have signed this Agreement as of the date first written above.

COMPANY:

ENVOY MEDICAL CORPORATION

By:	/s/ Brent Lucas
Name:	Brent Lucas
Its:	Chief Executive Officer

NOTE HOLDER:

CBR HOLDINGS, LLC

By:	/s/ Celeste Rekieta
Name:	Celeste Rekieta

EXHIBIT A

Note Holder	Date of Issuance of Note	Principal Amount of Note	Accrued & Unpaid Interest on Note	Total Note Indebtedness	Conversion Price
CBR Holdings, LLC	11/11/2013	$200,000.00	$82,905[1]	$282,905	$1.00 per share

1 As of January 31, 2023.